Exhibit 99.1

For More Information:

Brett Maas or David Fore
Hayden IR
(646) 536-7331
brett@haydenir.com

WidePoint and Nokomis Capital Reach Agreement on Appointment of Two New Members to Board of Directors

McLean, VA, July 21, 2017 – WidePoint Corporation (NYSE Mkt: WYY), a leading provider of Managed Mobility Services (MMS) specializing in Cybersecurity and Telecommunications Lifecycle Management (TLM) solutions, today announced that WidePoint Corporation and Nokomis Capital, L.L.C. have entered into an appointment and standstill agreement to further enhance the Company's Board of Directors by appointing Alan Howe and Philip Richter as Class II members of the Company’s Board of Directors and agreeing to nominate them for election at the Company’s 2017 Annual Meeting of Stockholders. The new directors will serve also on the Board's Nominating & Corporate Governance Committee and the Compensation Committee.

Steve Komar, Chairman of the Board, said, “We appreciate and look forward to the continued support that Nokomis Capital is offering the Company. We also welcome Alan Howe and Philip Richter as members of our Board and we look forward to having their expertise and insights to complement our Board and benefit our stockholders.”

Brett Hendrickson of Nokomis Capital commented, “We are pleased we were able to reach an agreement with WidePoint for the addition of Alan and Philip to the Board. We firmly believe their addition in the boardroom will further strengthen the Board and they will work constructively with the other directors to enhance value for all WidePoint shareholders."

Pursuant to the agreement, Nokomis, which owns approximately 15.4% of the Company’s outstanding common stock, has agreed to vote its shares in favor of the Board's recommendations regarding director elections and other matters to be submitted to a vote at the 2017 Annual Meeting of Stockholders. Nokomis has also agreed to customary standstill commitments. The complete agreement will be included as an exhibit to the Company's Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

About WidePoint

WidePoint is a leading provider of secure, cloud-delivered, enterprise-wide information technology-based solutions that can enable enterprises and agencies to deploy fully compliant IT services in accordance with government mandated regulations and advanced system requirements. WidePoint has several major government and commercial contracts. For more information, visit www.widepoint.com.

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